At the Company:
Chris Romandetti
President and CEO
(321) 725-0090

First Choice Healthcare Solutions Reports Second Quarter Financial Results

and 210% Increase in Revenues from Recent Acquisition

Melbourne, Fla. (August 9, 2012) – First Choice Healthcare Solutions, Inc. (OTC/BB: FCHS) (“FCHS”), a company developing and acquiring efficient multi-specialty medical centers, today reported financial results for the three and six months ended June 30, 2012.

Revenues for the three months ended June 30, 2012, increased 210% to $1,192,033, compared to revenues of $384,518 for the three months ended June 30, 2011, and increased approximately 261% over first quarter 2012 revenue of $330,216. Revenues for the six months ended June 30, 2012 were $1,522,249, compared to $696,715 for the prior year period, or an increase of approximately 119%. This increase was due to medical segment revenues from the first multi-specialty medical center, First Choice Medical Group of Brevard (“FCMG”), which was acquired on April 2, 2012.

Operating expenses for the second quarter of 2012 were $1,162,202, compared to $304,216 for the prior year period. This increase was primarily attributable to costs of acquiring and operating the FCMG medical center. Also, one time professional and other expenses related to the acquisition of FCMG reduced net income from operations for the second quarter to $29,831, compared to $80,302 for the prior year period and resulted in a net loss of $69,358 for the first half of 2012.

Commenting on the second quarter financial performance of FCHS, Chris Romandetti, Chief Executive Officer, said, “We are pleased with our financial performance for the quarter and excited about the the performance of our medical operations segment, that reflected the revenue contribution of FCMG, our flagship multi-specialty medical center. To see net patient service revenues of $909,617 and net income of $58,866 for the medical operations segment is a remarkable accomplishment for our first center, which has only been under FCHS ownership for 90 days and is operating at less than 10% of its capacity. The accretive effect of this acquisition validates our business plan and reinforces our enthusiasm for continued growth and profitability.”

First Choice Healthcare Solutions, Inc.

First Choice Healthcare Solutions, Inc., through its wholly owned subsidiary FCID Medical, Inc., is developing and acquiring efficient multi-specialty medical centers. The Company is carving a new niche in the multibillion-dollar medical clinical service industry with specialized medical centers that offer an optimal mix of synergistic multi-specialty physicians combined with an array of diagnostic capabilities. More information is available at www.myfchs.com.

Forward-looking Statements

This press release contains statements which are forward-looking statements.  Such forward-looking statements are based on current expectations, estimates, and projections about our industry, management beliefs, and certain assumptions made by our management.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements.  Information concerning factors that could cause the Company’s actual results to differ materially from those contained in these forward-looking statements can be found in the Company’s periodic reports on Form 10-K and Form 10-Q, and in its Current Reports on Form 8-K, filed with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise to reflect future events or circumstances or reflect the occurrence of unanticipated events.